UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2026

Northwest Biotherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-35737	94-3306718
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4800 Montgomery Lane, Suite 800

Bethesda, Maryland 20814

(Address of Principal Executive Offices)

(240) 497-9024

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule I 4a-I 2 under the Exchange Act (17 CFR 240.l 4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l 3e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value, $0.001 per share	NWBO	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240. l 2b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 8.01.	Other Events

On December 12, 2025, the Company entered into a Stipulation and Agreement of Compromise, Settlement, and Release (the “Settlement Agreement”) with Lead Plaintiff F. Glenn Schaeffer (“Plaintiff”) for settlement of litigation pending in the Delaware Court of Chancery relating to option awards made in 2020 to Company management and directors. The Settlement Agreement is the culmination of approximately a year of negotiations and a mediation in mid-September. Under the terms of the Settlement Agreement, the Company’s insurance carriers will pay $2.25 million to the Company, 17% of the challenged 2020 options will be cancelled, and the parties will fully, finally, and forever resolve, discharge, and settle claims against each other (including both the original Complaint and the amended Complaint).

The Company understands that the Plaintiff intends to apply to the Court for an award of up to $3,500,000 in attorneys’ fees and expenses in connection with the litigation. Any fee award will be paid separately by the Company’s insurers. The Settlement Agreement expressly provides that the cash payment to the Company from the Company’s insurers is not to be used for any payment of a fee award. The Settlement Agreement and any award of fees and expenses are subject to approval by the Court at a hearing scheduled for 1:30 pm ET on March 16, 2026, at the Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801.

The description and summary of the Settlement Agreement herein is qualified in its entirety by reference to the Settlement Agreement, which is available on the “Investors & Media” section of the Company’s website at https://www.nwbio.com/ along with a copy of the Settlement Notice.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: January 15, 2026	By:	/s/ Linda Powers
	Name:	Linda Powers
	Title:	Chief Executive Officer and Chairman

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